UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  August 13, 2010

BED BATH & BEYOND INC.

(Exact name of registrant as specified in its charter)

New York	0-20214	11-2250488
(State of incorporation)	(Commission	(I.R.S. Employer
	File Number)	Identification No.)

650 Liberty Avenue

Union, New Jersey 07083

(Address of principal executive offices)  (Zip code)

(908) 688-0888

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                                  Amendment to Employment Agreements

On August 16, 2010, Bed Bath & Beyond Inc. (the “Company”) agreed with each of Warren Eisenberg, Co-Chairman of the Company and Leonard Feinstein, Co-Chairman of the Company (each, an “Executive”), to amend their respective employment agreements as follows:

•                  Extension of Term.  The term of the employment agreements has been extended until June 30, 2013.

•                  Elimination of Golden Parachute Excise Tax Gross-up.  If the Executives are entitled to change in control payments from the Company that trigger the excise tax under Sections 280G and 4999 of the Internal Revenue Code, they will no longer be entitled to a golden parachute excise tax gross-up payment.  Instead, their change in control payments and benefits will be subject to a “contingent cutback,” such that the change in control payments and benefits will be reduced if the reduction would result in a greater amount payable to the Executive after taking into account the excise tax under Sections 280G and 4999 of the Internal Revenue Code.

•                  Rabbi Trust Funding on a Change in Control.  Upon a change in control of the Company, the Company will fund a “rabbi trust” to hold an amount equal to the value of the payments and certain benefits payable to the Executive upon his termination of employment with the Company.

•                  Change in Control Payments.  In the event of a change in control of the Company, the Company will have the discretion, without the Executive’s consent, to pay the value of Executive’s supplemental pension payments and/or severance benefits in a lump sum in accordance with the Treasury Regulations under Internal Revenue Code Section 409A.

All other terms and conditions of the employment agreements remain in effect.

(e)                                  Payment to Named Executive Officer

On August 13, 2010, the Company’s Compensation Committee determined to pay to Mr. Arthur Stark, the Company’s President and Chief Merchandising Officer, the sum of $185,916 in connection with the resolution of certain state tax withholding issues (including professional fees incurred in connection therewith) for the years 2004-2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BED BATH & BEYOND INC.
(Registrant)

Date: August 19, 2010	By:	/s/ Eugene A. Castagna
By: Eugene A. Castagna
Chief Financial Officer and Treasurer
(Principal Financial and Accounting Officer)